File No. 333-125053
Rule 424(b)(3)

PROSPECTUS
1,333,333 Shares
NGAS Resources, Inc.
Common Stock
          This Prospectus covers a total aggregate of up to 1,333,333 shares (the “Shares”) of common stock, no par value (“Common Stock”), of NGAS Resources, Inc. (the “Company”) that may be offered from time to time by holders (the “Selling Stockholders”) of the Company’s 7% convertible note due March 31, 2010 (the “Notes”) upon conversion of the Notes. The Shares may be offered in open market transactions, negotiated transactions and principal transactions or by a combination of these methods of sale. See “Plan of Distribution.”
          The number of Shares issuable upon conversion of the Notes is subject to adjustment to prevent dilution from stock splits, stock dividends or similar transactions. Any additional shares of Common Stock issuable as a result of those transactions are included in this Prospectus pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”). The agreements covering the Note financing (the “Transaction Agreements”) granted certain registration rights to the Selling Stockholders. See “Selling Stockholders.”
          None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear all expenses in connection with the registration and sale of the Shares, other than underwriting discounts and selling commissions. The Company has also agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.
          On August 16, 2005, the last reported sale price of the Common Stock on the Nasdaq Small Cap Market was $7.26. The Common Stock is traded in the Nasdaq Small Cap Market under the symbol “NGAS.”
          See “Risk Factors” beginning on page 2 to read about certain factors that should be considered before buying shares of Common Stock.
          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
          The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
August 17, 2005

          NGAS Resources, Inc., a British Columbia corporation (the “Company”), is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with those requirements, we file periodic reports and other information with the Securities and Exchange Commission (the “Commission”). Our reports and other information may be inspected at the Commission’s public reference facilities at 100 F Street, N.W., Washington, DC 20549. Copies of those materials can also be obtained from the Commission’s public reference facility at prescribed rates. The materials are also be accessed on the website maintained by the Commission at www.sec.gov.
          We have filed with the Commission a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act covering the Shares offered hereby. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement. Copies of the Registration Statement and its exhibits are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the Commission’s public reference facility in Washington, D.C. or copied without charge from its website.
          The Company will provide without charge to each person to whom a Prospectus is delivered, upon request, a copy of the documents incorporated by reference in this Prospectus (excluding any exhibits). See “Incorporation of Certain Documents by Reference.” Requests should be directed to Investor Relations, NGAS Resources, Inc., 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509 or by telephone at (859) 263-3948.
          This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer in that jurisdiction. No person has been authorized to give any information or to make any representations, other than as contained in this Prospectus, in connection with the offer contained in this Prospectus and, if given or made, the information or representation must not be relied upon. Neither delivery of this Prospectus nor any sale made pursuant hereto shall, under any circumstances, create any implication that there has been no change in the information set forth herein.
SUMMARY INFORMATION
          The following material is qualified in its entirety by the more detailed information and financial statements appearing in the Company’s periodic reports incorporated herein by reference.
General
          We are an independent energy company focused on natural gas development and production in the Appalachian Basin, primarily in eastern Kentucky. Through our wholly owned subsidiary, Daugherty Petroleum, Inc. (“DPI”), and DPI’s interests in sponsored drilling partnerships (the “Drilling Programs”), we actively acquire and develop natural gas interests in our core operating areas. Directly and through its subsidiaries, DPI also constructs and maintains gas gathering systems for our wells, operates natural gas distribution facilities for two communities in Kentucky, operates a gas gathering system connecting major natural gas supply basins, coordinates our private placement financings and owns inactive gold and silver prospects in Alaska. Our principal and administrative offices are located at 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509. Our common stock is traded on the Nasdaq SmallCap Market under the symbol “NGAS,” and we maintain a website with information about us at www.ngas.com.
          We commenced oil and gas operations in 1993 with the acquisition of DPI and have sponsored 27 separate Drilling Programs through the date of this report. In June 2004, we changed our corporate name from Daugherty Resources, Inc. to NGAS Resources, Inc. The name change reflects our focus on natural gas development and production and reinforces our association with the NGAS acronym from its use as the Nasdaq trading symbol for our common stock and the Internet address of our website. Unless otherwise indicated, references in this report to “we,” “our” or “us” include the Company as well as DPI, its subsidiaries and its interests in Drilling Programs.
Strategy
          Our primary financial objective is capital appreciation through growth in production, reserves and cash flow. Our strategy is to continue expanding our natural gas reserves, production and distribution facilities in our core geographic areas. To implement this strategy, we emphasize the following objectives:
•	Acceleration of Drilling Operations. Development drilling is our mainstay for production and reserve growth, heavily concentrated on geographic areas of the Appalachian Basin where we have established expertise and recognition. We intend to continue developing our natural gas properties through our interests in sponsored Drilling Programs. We generally maintain interests ranging from 25.75% to 66.67% in the Drilling Programs as both an investor and manager.

•	Purchase of Producing Properties. The purchase of third party production offers a means in addition to drilling for accelerating our growth, while continuing to capitalize on our experience as a regional operator. Our acquisition criteria for producing properties include reserve life, profit enhancement potential, existing infrastructure, geographic concentration and working interest levels permitting operation of acquired properties.

•	Acquisition of Additional Drilling Prospects. We focus on expanding our substantial inventory of drilling prospects that meet our criteria for building predictable, long-lived reserves. We plan to continue capitalizing on opportunities to acquire large tracts with significant unproved gas development potential as well as established infrastructure, further expanding our inventory of drilling prospects and our stake in Appalachian Basin gas reserves and production.

•	Disciplined Approach to Drilling. Most of our wells are drilled to relatively shallow total depths up to 5,000 feet, usually encountering five distinct and predictable natural gas pay zones. This disciplined approach helps reduce drilling risks, as reflected in our success rate. Historically, over 99% of our wells have been completed as producers.

•	Extension of Gas Gathering Systems. We construct and operate gas gathering facilities to connect our wells to interstate pipelines with access to major natural gas markets. In addition to generating gas transmission and compression revenues, our 100% ownership of the gathering systems we construct gives us control over third-party access, providing competitive advantages in acquiring and developing nearby acreage.
RISK FACTORS
          An investment in the Company involves many risks. The following factors and the other information contained or incorporated in this Prospectus should be carefully considered before making an investment decision.
REVENUE FROM OUR OIL AND GAS OPERATIONS OFTEN DEPENDS ON FACTORS BEYOND OUR CONTROL
          The profitability of our oil and gas operations depends upon various factors, many of which are beyond our control, including:

•	Natural gas and crude oil prices, which are subject to substantial fluctuations as a result of variations in supply and demand as well as seasonality and access to transportation facilities;

•	Future market, economic and regulatory factors, which may materially affect our sales of gas production; and

•	Business practices of our competitors in our oil and gas operating sector.
OUR CURRENT OIL AND GAS RESERVES MAY BE DEPLETED
          Unless we continue to acquire additional properties containing proven reserves and expand our reserves through successful exploration and development activities, our reserves will decline as they are produced. This, in turn, will reduce cash flow for future growth as well as the assets available to secure financing for capital expenditures.
SIGNIFICANT CAPITAL REQUIREMENTS MAKE US DEPENDENT ON THE CAPITAL MARKETS
          Our business involves significant ongoing capital requirements. The rate of production from oil and gas properties generally declines as reserves are depleted. Without the capital to fund ongoing development activities, our proved reserves would decline as oil and gas is produced from our proved developed reserves. Our long term performance and profitability is dependent not only on developing our existing oil and gas reserves, but also on our ability to find or acquire additional reserves on terms that are operationally advantageous and to finance reserve development on terms that are economically advantageous.
OUR FINANCIAL LEVERAGE CREATES REFINANCING RISKS
          Our outstanding convertible notes will mature from May 2007 through March 2010 unless previously redeemed by the Company or converted by the holders into our Common Stock. In addition to our outstanding convertible notes, we maintain a credit facility secured by liens on all corporate assets, including a first mortgage on oil and gas interests and pipelines, as well as an assignment of major production and transportation contracts. As of June 30, 2005, borrowings under the facility totaled $15 million. We will likely be dependent on additional financing to repay our outstanding long term debt at maturity. Our ability to refinance this debt will be subject to our future performance and prospects as well as market and general economic conditions beyond our control. There can be no assurance that we will be able to secure the necessary refinancing on acceptable terms.
OUR GOLD AND SILVER PROPERTIES ARE CURRENTLY DORMANT AND UNPROFITABLE
          Our gold and silver properties located in the Aleutian Chain southwest of Anchorage, Alaska are currently undeveloped, dormant and unprofitable. To retain our interests in the properties, we must expend funds each year to maintain the validity of our gold and silver exploration rights. We have no plans to develop these properties independently and instead are seeking either a joint venture partner to provide funds for additional exploration of the prospects or a buyer for the properties. Our ability to find a strategic partner or buyer will depend on the anticipated profitability of potential production activities as well as the price of gold and silver, which in turn is affected by factors such as inflation, interest rates, currency rates, geopolitical and other factors beyond our control. We have not derived any revenues from our gold and silver properties and may never be able to realize any production revenues or sale proceeds from the properties.
DIVIDENDS ARE NOT EXPECTED TO BE PAID ON OUR COMMON STOCK
          We have never paid cash dividends on our Common Stock. Our current policy is to retain future earnings to finance the acquisition and development of additional oil and gas reserves. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our operating results, financial condition, capital requirements, restrictions in debt instruments, general business conditions and other factors the board of directors deems relevant. If we issue any preferred stock, it will be eligible for dividends prior and in preference to shares of our Common Stock, when and if declared by the board of directors.

SHARES ELIGIBLE FOR FUTURE SALE MAY AFFECT THE MARKET PRICE OF OUR STOCK
          Sales of substantial amounts of our Common Stock in the public market following the completion of the offering described in this Prospectus could have a materially adverse effect on the market price of our Common Stock. As of August 5, 2005, there were 17,549,846 shares of our Common Stock issued and outstanding. If all our convertible notes outstanding at June 30, 2005 are converted and all our stock options and warrants outstanding as of that date are exercised at their current conversion and exercise prices, there will be an additional 7,588,203 shares of our Common Stock outstanding, most of which will be eligible for public resale without restrictions. Sales of substantial amounts of our Common Stock in the public market, or the perception that substantial sales could occur, could adversely affect prevailing market prices of the Common Stock.
THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE
          Our Common Stock is currently traded on the Nasdaq Small Cap Market. The Nasdaq Small Cap Market may not necessarily provide an active public market for the Common Stock. The market price of our Common Stock could be subject to significant volatility in response to variations in results of operations and other factors. In addition, the equity markets in general may experience wide price and volume fluctuations that may be unrelated and disproportionate to the operating performance of particular companies, and the trading price of our Common Stock could be affected by those fluctuations.
OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ SMALL CAP MARKET
          Although our Common Stock is currently traded on the Nasdaq Small Cap Market, an active trading market may not be sustained. To remain eligible for trading on the Nasdaq Small Cap Market, companies must meet various requirements, including corporate governance standards, specified shareholders’ equity and a market price above $1.00 per share. If our Common Stock were to be delisted, the shares would be quoted on the OTC Bulletin Board, but liquidity in the Common Stock would be impaired. Any delisting of our Common Stock would also be an event of default requiring us to redeem the Note. See “Selling Stockholders — Transaction Agreements.”
FORWARD LOOKING STATEMENTS
          This Prospectus contains forward-looking statements, including statements regarding our ability to develop our oil and gas assets, to make and integrate acquisitions and to expand our reserve base. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other things:
•	A decline in natural gas production or prices;

•	Incorrect estimates of required capital expenditures;

•	Increases in the cost of drilling, completion and gas collection or other costs of production and operations;

•	An inability to meet growth projections;

•	Governmental regulations; and

•	Other risk factors noted in this Prospectus and the documents incorporated herein by reference.
          Generally, the use of words such as “believe,” “may,” “estimate, “plan,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to our business or our management, are intended to identify forward-looking statements. We believe that the expectations reflected in these forward-looking statements and the bases or assumptions underlying them are reasonable. However, in light of the risks and uncertainties of our business, the forward-looking expectations, plans, events and circumstances discussed or incorporated by reference in this Prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS
          The Shares offered hereby are being registered for the account of the Selling Stockholders. See “Selling Stockholders.” All net proceeds from the sale of the Shares will go to the Selling Stockholder who offers and sells those Shares. The principal purpose of this Prospectus is to enable the Selling Stockholders to hold their Shares without the disadvantages associated with ownership of restricted securities under the Securities Act and, at the election of a Selling Stockholder, to effect an orderly disposition of its Shares from time to time. See “Plan of Distribution.” The Company will not receive any part of the proceeds from sales of the Shares.
DESCRIPTION OF SECURITIES
General
          The Company is authorized to issue up to 100,000,000 shares of the Common Stock and 5,000,000 shares of its preferred stock, without par value (“Preferred Stock”). As of August 5, 2005, there were 17,549,846 shares of our Common Stock issued and outstanding and no shares of Preferred Stock outstanding.
Common Stock
          Subject to the rights of holders of the Preferred Stock then outstanding, holders of the Common Stock are entitled to receive any dividends that may from time to time be declared by the Company’s board of directors. See “Risk Factors.” Holders of the Common Stock are entitled to one vote per share on all matters on which the holders of the Common Stock are entitled to vote. Because holders of the Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Common Stock represented at a meeting can select all of the directors. The Company’s articles provide that a quorum for shareholders’ meetings consists of at least two shareholders present in person or proxy holding at least 10 percent of the shares entitled to vote.
          Holders of the Common Stock have no preemptive rights to subscribe for any additional securities that the Company may issue. There are no redemption provisions or sinking fund provisions applicable to the Common Stock, nor is the Common Stock subject to calls or assessments by the Company. All shares of the Common Stock outstanding on the date of this Prospectus are legally issued, fully paid and nonassessable. Upon any liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share equally, share-for-share, in the assets available for distribution after payment to all creditors of the Company, subject to the rights of holders of any outstanding shares of Preferred Stock.
Preferred Stock
          Under our governing instruments, the Company’s board of directors is authorized, subject to shareholder approval and any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock from time to time in one or more series, to establish the number of shares to be included in each series and to fix the designation, powers, preferences and relative, participating, optional and other special rights of the shares of each series and any qualifications, limitations or restrictions thereof.
Transfer Agent and Registrar
          The Transfer Agent and Registrar for the Common Stock is Pacific Corporate Trust Company.
SELLING STOCKHOLDERS
Transaction Agreements
          The Notes were offered by the Company to accredited investors in a private placement under Regulation D of the Securities Act on the terms set forth in the Transaction Agreements. The Selling Stockholders participating in the private placement acquired Notes in the aggregate principal amounts of $1,831,304 during the fourth quarter of 2004 and $6,168,696 during the first quarter of 2005. Under the terms of the Transaction Agreements, the Notes bear interest, payable monthly, at the rate of 7% per annum and are convertible into Shares at the option of the holders at a conversion price of $6.00. The Transaction Agreements require the Company to register the Shares issuable upon conversion of the Notes for the accounts of the Selling Stockholders. This Prospectus is a part of a

Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act covering the resale of the Shares from time to time by the Selling Stockholders in accordance with the Company’s undertakings in the Transaction Agreements. The Company has the right under the Transaction Agreements, at any time after the registration of the Shares for resale under the Securities Act, to redeem the Notes in whole or in part for cash at 100% of their principal amount, plus accrued interest through the date of redemption.
Beneficial Ownership
          The following table presents information regarding the Selling Stockholders and the Shares that they may offer and sell from time to time under this Prospectus upon conversion of the Notes. None of the Selling Stockholders owns more than 1% of the outstanding Common Stock. The trustees (“TTEE”) of Selling Shareholders listed as trusts and managing partners or other managers (“MGR”) of Selling Shareholders listed as partnerships or funds have voting and dispositive powers for securities held by those trusts, partnerships or funds and may therefore be deemed to beneficially own the Shares issuable upon conversion of the Notes held of record by those Selling Shareholder.

	Number of		Number of
	Shares Owned		Shares of
	Beneficially	Number of	Stock to be
	Prior to	Shares to be	Owned after
Name	the Offering	Offered	the Offering

Gloria Amlie Trust, Gloria Amlie TTEE	5,000	5,000	—
Craig W. Anderson	10,000	10,000	—
Helen A. Anthony Trust, Helen A. Anthony TTEE	8,333	8,333	—
Roder D. and Candice E. Arnold	5,000	5,000	—
Maryanne C. Bach	4,167	4,167	—
William G. Barr III Custodial Account UGMA, FBO William G. Barr IV	833	833	—
John and Connie Basler	4,167	4,167	—
Carol J. Beck	6,930	1,667	5,263
Belay Offshore, Ltd., David R. Beach MGR	5,433	5,433	—
Belay Partners, LP, David R. Beach MGR	19,568	19,568	—
James R. Belilove and Ginger G. Belilove	5,000	5,000	—
Ron Berg	64,482	52,640	11,842
Mark D. Bishop	4,167	4,167	—
Sherron L. Bishop	4,167	4,167	—
Dean M. Blanchard	2,000	2,000	—
Michael Bosley	28,645	2,000	26,645
Boudreau Family Trust, Constance J. Boudreau TTEE	13,056	4,167	8,889
Richard J. Bugno	16,667	16,667	—
Irene Cammack Living Trust, Irene S. Cammack TTEE	8,333	8,333	—
Olivia V. Ceccato Trust, Angela Bayne TTEE	5,000	5,000	—
David R. Corseglia	4,000	4,000	—
R. and M. Corseglia Community Property	8,013	8,000	13
Tory Creech and Susan Kennedy	4,167	4,167	—
Buford Criswell Testementry Trust, Buford Criswell TTEE	8,333	8,333	—
Buford Criswell Living Trust, Buford Criswell TTEE	5,000	5,000	—
Clarion Investments Ltd., C.A. Lamb MGR	50,000	50,000	—
Carroll and Janice Crouch	16,667	16,667	—
Jeffrey J. Crowder	6,250	6,250	—
John J. Crowder	16,667	16,667	—
Kevin Curran	9,000	9,000	—
George Demas	9,500	2,500	7,000
Julie A. Donahue	43,055	20,833	22,222
Robert A. Doneff	4,167	4,167	—
P.H. Erland Living Trust, Philip H. Erland TTEE	4,167	4,167	—
Harry Evans	4,167	4,167	—

	Number of		Number of
	Shares Owned		Shares of
	Beneficially	Number of	Stock to be
	Prior to	Shares to be	Owned after
Name	the Offering	Offered	the Offering

Brian and Annie Falck Community Property	4,000	4,000	—
Fukuda Living Trust, Samuel & Satoka Fuhuda TTEE	44,000	4,000	40,000
Marlice Gardner Trust, Marlice Gardner TTEE	8,333	8,333	—
Charles E. Gerretson	10,000	10,000	—
Frank Peter Gersbacher	5,000	5,000	—
James H. Goode	1,667	1,667	—
Marvin Goodson Trust, Marvin Goodson TTEE	76,315	16,666	59,649
Gorman Revocable Trust, George C. & Amy Gorman TTEE	2,500	2,500	—
Diane Stein Greenberg	8,333	8,333	—
Guanacaste Dry Forest Conservation Fund, Daniel Janzen MGR	12,500	12,500	—
Halprin Family Trust, Robert & Jacqueline Halprin TTEE	2,000	2,000	—
Hammer Family Trust, Joseph A. & Mary E. Hammer TTEE	3,333	3,333	—
Donald P. Heath IRA	41,666	8,333	33,333
Robert W. and Katherine A. Herrmann	5,000	5,000	—
Theresia A. Hermann	4,500	4,500	—
T.R. Hershey Family Trust, Thomas & Joan Hershey TTEE	4,000	4,000	—
George M. Hjorth	4,000	4,000	—
James G. Hogben	2,000	2,000	—
Nicholas Kim Hooper	6,667	6,667	—
Bruce L. and Faye Hummel	16,667	16,667	—
William Thomas Jefferson Trust, Daniel B. Scholefield TTEE	25,000	25,000	—
Julian F. Jennette Sr,	8,333	8,333	—
Julian F. and Virginia T. Jennette	8,333	8,333	—
Jeron Family Trust, Joachin J. & Uta E. Jeron TTEE	10,000	10,000	—
R. Mark Jesurdga	4,167	4,167	—
James Howard Jonker	1,667	1,667	—
Barry Katz Living Trust, Barry Katz TTEE	2,000	2,000	—
Sara Katz	4,167	4,167	—
Andrew W. and Carolyn J. Kilham	3,834	3,834	—
Koop Family Living Trust, Gerald R. & Phyllis Koop TTEE	19,333	6,000	13,333
Martin P. Krasner IRA	8,333	8,333	—
Malia Scoville Kresser Trust, Daniel B. Scholefield TTEE	12,000	12,000	—
Shelagh S. Kresser Trust, Daniel B. Scholefield TTEE	30,000	30,000	—
Kresser Educational Trust, Daniel B. Scholefield TTEE	4,000	4,000	—
Benjamin Kruger	5,000	5,000	—
Bernard Kruger	8,333	8,333	—
Len and Lorraine A. Krueger	8,333	8,333	—
Richard Kruger	5,000	5,000	—
James Kryda	4,000	4,000	—
Ayden Kutay	83,333	83,333	—
Bruce A. Lane	28,330	5,000	23,330
Brady V. Lea	12,500	12,500	—
Dick J. Logemann IRA	4,167	4,167	—
Dietra Logemann	3,333	3,333	—
D.J. Logemann	7,200	2,200	5,000
Logemann Trust, D.J. & Susan Logemann TTEE	4,167	4,167	—
Jess L. Lubeck, DDS	17,500	2,500	15,000
Lucas Energy Total Return Partners, L.P., George B. Lucas, Jr. MGR	41,667	41,667	—

	Number of		Number of
	Shares Owned		Shares of
	Beneficially	Number of	Stock to be
	Prior to	Shares to be	Owned after
Name	the Offering	Offered	the Offering

Lucas Energy Total Return Master Fund, George B. Lucas, Jr. MGR	148,108	148,108	—
Kenneth A. McCarty	8,333	8,333	—
James F. Maclin III	8,333	8,333	—
Michael M. Mahool	5,000	5,000	—
Cynthia M. McConnell	5,000	5,000	—
Sally Mendoza	5,000	5,000	—
Steven M. Walch and Jeri L. Mersky	12,500	12,500	—
Metcalfe Family Trust, Thomas H. Metcalfe TTEE	9,167	2,500	6,667
James W. Miller Base Trust, James W. Miller TTEE	16,666	16,666	—
Michael P. Monahan	4,167	4,167	—
Kathy Muiter Revocable Living Trust, Kathy Muiter TTEE	13,333	13,333	—
Buford H. Mundale	26,667	10,000	16,667
Painton Family Trust, Lawrence R. & Kathleen Painton TTEE	5,000	5,000	—
Pavick Family Trust, John Pavick TTEE	1,667	1,667	—
Eugene Preston Keogh	4,167	4,167	—
Richard T. and Barbara S. Proffitt	2,500	2,500	—
James T. Radigan Revocable Trust, James T. Radigan TTEE	4,167	4,167	—
Rainey/Pierson Living Trust, Elizabeth D. Pierson TTEE	4,167	4,167	—
Riverside Christian School, Morris A. Lewis MGR	50,000	50,000	—
Riverside Christian Schools, Pooled Income Fund, Morris A. Lewis MGR	4,000	4,000	—
Phillip Rodriguez Defined Benefit Pension Plan	8,333	8,333	—
James F. Russi IRA	16,667	16,667	—
Richard Sabetta	4,167	4,167	—
Schmeltzer Family Living Trust, Ronald Schmeltzer TTEE	5,000	5,000	—
Shelly Schuber Trust, Shelly Schuber TTEE	10,833	10,833	—
Charles B. Scoville, Jr. Trust, Daniel B. Scholefield TTEE	50,000	50,000	—
Suzanne Scoville	8,000	8,000	—
Thomas J. Scoville	8,000	8,000	—
Scholfield Educational Trust, Daniel B. Scholefield TTEE	5,000	5,000	—
Scholefield Family Trust, Daniel B. Scholefield TTEE	13,000	13,000	—
John J. and Arlyce M. Seibert	5,000	5,000	—
Dan and Edna Shochat	12,500	12,500	—
Stanley H. Shore	12,500	12,500	—
Frank Sica	5,000	5,000	—
Simon Family Trust, Robert L. Simon TTEE	43,333	10,000	33,333
Gail Soffer	12,500	12,500	—
Teitelbaum and Smith Family Trust, Jan Teitelbaum TTEE	5,000	5,000	—
Union Colony Investors, Dale L. Majors MGR	1,667	1,667	—
Mary C. Vandegraaf	25,000	10,000	15,000
Waldron Family Trusts, Ronald L.& Nelda M. Waldron TTEE	6,167	6,167	—
Waldron Family Trusts, Nelda M. Waldron TTEE	4,167	4,167	—
Lynette R. Waltner	2,300	2,300	—
Rosalind Weinstein	4,167	4,167	—
Laura D. Weinstein	6,667	6,667	—
Donald W. Wittnam	3,333	3,333	—
Wittnam LP, Donald W. Wittman MGR	3,333	3,333	—
Paul Willems	4,167	4,167	—
Roy C. Zukernman	4,167	4,167	—

TOTAL	1,676,519	1,333,333	343,186

          Certain of the information set forth in the foregoing table was provided to the Company by the Selling Stockholders. The term “Selling Stockholders” includes the Selling Stockholders listed above and their pledges, assignees, transferees, donees and successors-in-interest. None of the Selling Stockholders is a broker-dealer or affiliate of a broker-dealer registered under the Exchange Act, and none of the Selling Shareholders has had any position or other material relationship with the Company or its affiliates during the last three years. William G Barr III, an executive officer of the Company, is the custodian of a Selling Shareholder organized as an account under the Uniform Gifts to Minors Act for the benefit of his minor son, but Mr. Barr disclaims beneficial ownership of the Shares issuable upon conversion of the Note held by the account.
PLAN OF DISTRIBUTION
          The Selling Stockholders and any of their pledgees, assignees, transferees, donees and successors-in-interest may, from time to time, sell any or all of their Shares on any stock exchange, market or trading facility on which the Common Stock is traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale of the Shares covered in this Prospectus. The Selling Stockholders may use any one or more of the following methods when selling Shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers, which may include long sales and short sales effected after the effective date of the Registration Statement;

•	block trades (which may include crosses) in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this Prospectus;

•	“at the market” to or through market makers or into an existing market for the Shares;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers, sales effected through agents or other privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per share;

•	through transactions in options, swaps or other derivative securities (whether exchange-listed or otherwise);

•	distribution by a Selling Stockholder to its partners, members or shareholders;

•	a combination of any the foregoing methods of sale; and

•	any other method permitted by applicable law.
          The Selling Stockholders may also sell Shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus. The Selling Stockholders are not obligated to sell any or all of their Shares, and there is no assurance that they will do so.
          Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

          The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time under this Prospectus or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of Selling Stockholders to include the pledgee, assignee, transferee, donee or other successors as Selling Stockholders under this Prospectus.
          The Selling Stockholders and any broker-dealers or agents that participate in a distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with those sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed the Company that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their Shares.
          The Company is required to pay all fees and expenses incident to the registration of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
          This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information about the Company, reference is made to the Registration Statement, which may be obtained from the Company or inspected and copied at the public reference facilities maintained by the Commission at the addresses set forth on page 1 of this Prospectus.
          The following documents filed by the Company with the Commission are incorporated herein by reference:
•	Annual Report of the Company on Form 10-KSB for the year ended December 31, 2004, as amended by Amendment No. 1 on Form 10-KSB/A dated August 8, 2005.

•	Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 2005, as amended by Amendment No. 1 on Form 10-Q/A dated August 11, 2005.

•	Quarterly Report of the Company on Form 10-Q for the quarter ended June 31, 2005.

•	Proxy Statement of the Company dated April 28, 2005.

•	All documents filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all Shares offered hereby have been sold or deregistering any Shares then remaining unsold. All of these documents will be deemed to be incorporated herein by reference and to be a part hereof from their respective filing dates.
          All of these documents will be deemed to be incorporated herein by reference and to be a part of this Prospectus from their respective filing dates. Any statement contained in a previously filed document incorporated in this Prospectus by reference shall be modified or superseded by the statement contained in this Prospectus to the extent the statement in this Prospectus modifies or supersedes any statement incorporated herein by reference, and any document incorporated in this Prospectus that we file after the date of this Prospectus shall automatically modify and supersede any statement contained in this Prospectus.

EXPERTS
          The Consolidated Financial Statements of NGAS Resources, Inc. and its Subsidiaries incorporated herein by reference to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004 were audited by Kraft, Berger, Grill, Schwartz, Cohen & March LLP, independent auditors.
LEGAL MATTERS
          The validity of the issuance of the Shares being offered hereby has been passed upon for us by Stahl & Zelmanovitz, 767 Third Avenue, New York, New York 10017.